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                                                                Exhibit 99.1
                              December 15, 2000

Dear Shareholder:

         We are pleased to invite you to our annual meeting of shareholders to be held on January 25, 2001 at 10:00 a.m. at the Marriott Pavilion Hotel, One Broadway, St. Louis, Missouri.

         This year's meeting has added importance to you as a shareholder of Laclede Gas Company. The board of directors recommends that you vote to adopt a new holding company structure for the company.

         We describe the reasons for this holding company structure in the attached proxy statement/prospectus. Your board of directors recommends this action to better provide a structure for successfully operating in the company's regulated utility business as well as in markets that are nonregulated.

         Every vote is important. Approval of the holding company structure requires the favorable vote of at least two-thirds of our outstanding common shares. This year you can vote in one of three ways: use the toll free number shown on your proxy card; visit the website shown on your proxy card to vote via the Internet; or mark, sign, date and promptly return the proxy card in the enclosed postage paid envelope. If you do not vote before or at the meeting, that will have the effect of a vote "against" the holding company structure. If you own your shares through a stockbroker and you do not vote, that will also have the effect of a vote "against" the holding company structure.

         We ask that you please vote your proxy -- even if you are planning to attend the meeting. This year, more than most years, every share voted has great significance to the future of your company. Without approval by at least two-thirds majority vote, your company will be hindered by constraints not applicable to competitors and peers as we continue our pursuit of enhanced value for our shareholders. PLEASE VOTE USING ONE OF THE METHODS DESCRIBED ON YOUR PROXY CARD AS SOON AS POSSIBLE.

         In addition to the vote on the holding company structure, shareholders will vote on electing three directors and ratification of appointment of independent accountants. These matters are also described in the attached proxy statement/prospectus.

         We are excited about this holding company proposal and the opportunities it may provide for the company. We thank you in advance for sending your proxy this year.

                                            Sincerely,



                                            Douglas H. Yaeger
                                            Chairman of the Board, President
                                            and Chief Executive Officer